Exhibit 4.278

/Cost of Arms of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,

INFORMATION TECHNOLOGY AND MASS MEDIA

LICENCE

No. 149147 dated March 01, 2017

For Rendering

Communication Channel Provision Services

This license is granted to

Public Joint Stock Company

“Mobile TeleSystems”

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until March 01, 2022

This license is granted by decision of the licensing body - Order dated November 01, 2016 No. 554-рчс

Appendix being an integral part of this license is executed on 2 sheets (sheet)

Deputy Head	/Signature/ O. A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA

PSRN 1087746736296

CN 086172

Appendix to the license No. 149147**

License Requirements

1. Public Joint Stock Company “Mobile TeleSystems” (licensee) shall observe the term of this license.

Abbreviated name:

“MTS” PJSC

OGRN [Primary State Registration Number] 1027700149124	INN 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2. The licensee shall commence provision of telecommunications services under this license on or before March 01, 2017.

3. The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation, provision of communication channels located outside the territory of one constituent entity of the Russian Federation under this license only within the territory of the Kaliningrad Region.

4. Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5. When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6. The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

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7. The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

**This license has been granted within extension of the license No. 92589 dated March 01, 2012.

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Total numbered, bound and sealed
3 (three) sheet(s).
Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications
/Signature/ I. Yu. Zavidnaya

NOVEMBER 14, 2016

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS MEDIA
PSRN 1087746736296

170334